ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

SECUREALERT, INC.

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the "Act"), the undersigned, being the duly elected and acting Secretary of SecureAlert, Inc., a Utah corporation (the "Corporation") hereby declares and certifies as follows:

1.           The name of the Corporation is SecureAlert, Inc.

2.           Attached hereto as Exhibit A and incorporated herein and made a part hereof is a true and correct copy of the full text of the Amended and Restated Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock of the Corporation, as of March 28, 2011.

3.           The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.           The amendment specified in Exhibit A was adopted and approved on January 13, 2011, by a majority of the Board of Directors of the Corporation present at a meeting, which majority constituted a quorum, which meeting was held in accordance with the requirements of the Act and the Bylaws of the Corporation and are being filed herewith with the Division of Corporations and Commercial Code of the Utah Department of Commerce (the “Division”) as provided by the Act.  Such votes cast were sufficient for approval of the amendment.

5.           The amendment was adopted and approved by written consent of the holders of more than fifty percent (50%) of the issued and outstanding shares of the Series D Convertible Preferred Stock in lieu of a meeting, as permitted by Section 16-10a-704 of the Utah Revised Business Corporation Act, as amended.  A total of 13,927 shares consented to the adoption of the amendment, representing sixty-two percent (62%) of the issued and outstanding shares of the Series D Convertible Preferred Stock.

6.           The number of authorized shares of the Corporation will not change. The amendment increases the number of shares of the Corporation’s authorized and previously unissued shares of preferred stock designated as Series D Convertible Preferred Stock from fifty thousand (50,000) to seventy thousand (70,000) shares.

7.           These Articles of Amendment and the attached Amended and Restated Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock of the Corporation shall be effective upon filing with the Division.

1

IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed this 28th day of March, 2011.

SecureAlert, Inc.,
a Utah corporation

By /s/ Chad D. Olsen
Chad D. Olsen, Chief Financial Officer

2

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF THE

RELATIVE RIGHTS AND PREFERENCES

OF THE

SERIES D CONVERTIBLE PREFERRED STOCK

OF

SECUREALERT, INC.

The undersigned, the Chief Executive Officer of SecureAlert, Inc., a Utah corporation (the “Company”), in accordance with the provisions of the Utah Revised Business Corporation Act does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolution creating a series of preferred stock, designated as Series D Convertible Preferred Stock, was duly adopted on November 18, 2009 and the same was amended and restated on March 28, 2011, as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (the “Articles of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.0001 per share, authorized in the Articles of Incorporation, as amended (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series D Convertible Preferred Stock,” consisting of seventy thousand (70,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.           Designation and Rank. The designation of such series of the Preferred Stock shall be the Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”). The maximum number of shares of Series D Preferred Stock shall be seventy thousand (70,000) shares. The Series D Preferred Stock shall rank senior as to liquidation rights to the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series D Preferred Stock (collectively with the Common Stock, the “Junior Stock”). The Series D Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.           Payment of Dividends. Any dividends declared by the Company shall be payable on the Series D Preferred Stock on a pro rata basis with the Common Stock and all other equity securities of the Company ranking pari passu with the Common Stock as to the payment of dividends, before any Distribution (as defined below) shall be paid on, or declared and set apart for Junior Stock, other than the Common Stock.

(a)      So long as any shares of Series D Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution on any Junior Stock, other than the Common Stock (other than dividends or Distributions payable in additional shares of Junior Stock, other than the Common Stock), unless, at the time of such dividend or Distribution, the Company shall have paid all unpaid dividends on the outstanding shares of Series D Preferred Stock.

(b)           In the event of a voluntary conversion pursuant to Section 5(a) hereof, all unpaid dividends on the Series D Preferred Stock being converted shall be, at the option of the Company, either payable in cash on the Voluntary Conversion Date (as defined in Section 5(a)(ii)(1) hereof), or paid in shares of the Company’s Common Stock as provided in Section 9(a) hereof.

(c)           For purposes hereof, unless the context otherwise requires, “Distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

3.           Voting Rights. Except as otherwise required by Utah law and in Section 6 hereof, the Series D Preferred Stock shall vote with the Common Stock on an as-converted basis. The Common Stock into which the shares of Series D Preferred Stock are convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4.            Liquidation Preference.

(a)           In the event of the liquidation, dissolution or winding up of the affairs of the Company (including in connection with a permitted sale of all or substantially all of the Company’s assets), whether voluntary or involuntary, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for Distribution to its stockholders, an amount per share equal to Original Issue Price (as defined below), as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like with respect to the Series D Preferred Stock, (the “Series D Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Series D Liquidation Preference Amount payable to the holders of outstanding shares of the Series D Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series D Preferred Stock, then all of said assets will be distributed among the holders of the Series D Preferred Stock and the other classes of stock ranking pari passu with the Series D Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series D Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series D Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series D Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series D Preferred Stock has been paid in cash the full Series D Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Series D Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series D Preferred Stock will also participate in any Distribution of the remaining assets of the Company to the holders of the Company’s Common Stock, on an as-converted basis.

(b)           A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting shares of the Company that are outstanding immediately prior to the consummation of such transaction or series of transactions is disposed of or conveyed, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4, and no consolidation, merger, sale of assets or sale or disposition of the outstanding shares shall have a result which is inconsistent with this Section 4.

(c)           The Company shall provide written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, by mail, postage prepaid, no less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series D Preferred Stock at their respective addresses as the same shall appear on the books of the Company, which notice shall also state the amount per share of Series D Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(d)           The term “Original Issue Price” shall mean (i) the purchase price originally actually paid for one (1) share of Series D Preferred Stock if the purchase price was paid in cash or, (ii) if the shares were acquired through an exchange and conversion of the Company’s debt, then the amount of One Thousand Dollars ($1,000) per share.

5.            Conversion. The holder of Series D Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Voluntary Conversion.

(i)           Conversion Ratio Defined.  The “Conversion Ratio” shall be 6,000 shares of Common Stock for each one (1) share of Series D Preferred Stock, subject to adjustment as provided in Section 5(b), below.  At any time on or after the ninetieth (90th) day following the initial issuance of the Series D Preferred Stock (the “Issuance Date”), the holder of any such shares of Series D Preferred Stock may, at such holder’s option elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series D Preferred Stock held by such person into shares of fully paid and nonassessable shares of Common Stock with six thousand (6,000) shares of Common Stock being issued for each such share of Series D Preferred Stock converted, subject to the adjustment provided for under Section 5(b) hereof.  In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series D Preferred Stock.

(ii)           The Voluntary Conversion of Series D Preferred Stock shall be conducted in the following manner:

(1)           Holder’s Delivery Requirements. To convert Series D Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at its then principal offices, Attention: Chief Financial Officer, and (B) surrender to a common carrier for delivery to the Company, as soon as practicable following such Voluntary Conversion Date, the original certificates representing the shares of Series D Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(2)           Company’s Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice and the Preferred Stock Certificates, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully executed Conversion Notice and the Preferred Stock Certificates, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Company of the fully executed Conversion Notice and Preferred Stock Certificates, issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, certificates registered in the name of the holder or its designee, representing the number of shares of Common Stock to which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock is effective. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series D Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series D Preferred Stock of such holder not converted.

(3)           Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day thereafter submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and such holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(a)(ii)(3).

(4)            Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series D Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after the Voluntary Conversion Date.

(5)           Company’s Failure to Timely Convert. If within five (5) business days of the Company’s receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third (3rd) business day) (the “Delivery Date”) the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series D Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series D Preferred Stock to which such holder is entitled pursuant to Section 5(a)(ii) (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder and under the Series D Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) among the Company and the initial holders of the Company’s Series D Preferred Stock, the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(a)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(a)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(a)(ii) and (B) the price of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(a)(ii)(5) within five (5) business days of the date incurred, then such payment shall bear interest at the rate equal to the lower of 1.5% per month (pro rated for partial months) or the maximum amount allowed by applicable law until such payments are made.

(6)           Buy-In Rights. In addition to any other rights available to the holders of Series D Preferred Stock, if the Company fails to cause its Transfer Agent to transmit to a holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series D Preferred Stock on or before the Delivery Date, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series D Preferred Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series D Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue multiplied by (B) six thousand (6,000), as adjusted in accordance with the provisions set forth herein, and (2) at the option of the holder, either (i) reinstate the shares of Series D Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or (ii) deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 in order to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.

(b)           Adjustments of Conversion Ratio.

(i)           Adjustments for Stock Splits and Combinations. If the Company shall, at any time or from time to time after the Issuance Date and prior to conversion of the Series D Preferred Stock to Common Stock as provided herein, effect a split of the outstanding Common Stock, the Conversion Ratio shall be proportionately increased. If the Company shall, at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Ratio shall be proportionately decreased. Any adjustments under this Section 5(b)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii)           Adjustments for Certain Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in shares of Common Stock, then, and in each event, the Conversion Ratio shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, the Conversion Ratio then in effect shall be multiplied by a fraction:

(1)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or Distribution; and

(2)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

(iii)           Adjustment for Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate adjustment to the applicable Conversion Ratio shall be made and provision shall be made (by adjustments of the Conversion Ratio or otherwise) so that the holders of Series D Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series D Preferred Stock been converted into Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the Voluntary Conversion Date, retained such securities (together with any Distributions payable thereon during such period), giving application to all adjustments provided for during such period under this Section 5(b)(iii) with respect to the rights of the holders of the Series D Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such Distribution is not fully made on the date fixed therefor, the Conversion Ratio shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or Distributions; and provided further, however, that no such adjustment for a holder of Series D Preferred Stock shall be made if such holder simultaneously receives (i) a dividend or other Distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other Distribution of shares of Series D Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or Distribution.

(iv)           Adjustments for Reclassification, Exchange or Substitution. If the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(b)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(b)(v)), then, and in each event, an appropriate adjustment to the Conversion Ratio shall be made and provisions shall be made (by adjustments of the Conversion Ratio or otherwise) so that the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share of Series D Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series D Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)           Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or Distributions provided for in Section 5(b)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(b)(iv)), or a deemed liquidation, dissolution or winding up of the Company as provided in Section 4(c) above, (an “Organic Change”), then as a part of such Organic Change an appropriate adjustment to the Conversion Ratio shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Ratio or otherwise) so that the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share of Series D Preferred Stock into the kind and amount of shares of stock and other equity or property of the Company or any successor entity resulting from such Organic Change that was received or is to that number of shares of Common Stock into which such share of Series D Preferred Stock was convertible immediately prior to giving effect to such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(b)(v) with respect to the rights of the holders of the Series D Preferred Stock after the Organic Change to the end that the provisions of this Section 5(b)(v) (including any adjustment in the Conversion Ratio then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series D Preferred Stock) shall be applied after the Organic Change in as nearly an equivalent manner as may be practicable as determined by the Company’s Board of Directors.

(c)           No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series D Preferred Stock as provided herein, the Company shall not refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless (i) the Company receives an order from the Securities and Exchange Commission (“SEC”) prohibiting such conversion, or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series D Preferred Stock shall have been issued.

(d)           Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Ratio or number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series D Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Ratio in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series D Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(e)            Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series D Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(f)           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered (A) personally or (B) by facsimile or (C) by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company, in which case such notice shall be effective five (5) business days following such mailing. The Company will give written notice to each holder of Series D Preferred Stock at least ten (10) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or Distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up; provided, however, in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series D Preferred Stock at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place; provided, however, in no event shall such notice be provided to such holder prior to such information being made known to the public.

(g)           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(h)           Reservation of Common Stock. The Company shall, so long as any shares of Series D Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of Common Stock equal to at least one hundred ten percent (110%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series D Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series D Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each holder of record at the time of issuance of the Series D Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series D Preferred Stock, each transferee shall be allocated a pro rata portion of the number of shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series D Preferred Stock shall be allocated to the remaining holders of Series D Preferred Stock, pro rata based on the number of shares of Series D Preferred Stock then held by such holder.

(i)           Retirement of Series D Preferred Stock. Conversion of Series D Preferred Stock shall be deemed to have been effected on the Voluntary Conversion Date as provided herein. Upon conversion of only a portion of the number of shares of Series D Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder, at the expense of the Company, a new certificate for the number of shares of Series D Preferred Stock representing the unconverted portion of the certificate so surrendered.

(j)           Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series D Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.           Voting Rights.

(a)           The holders of the Series D Preferred Stock shall have the right to vote with the holders of the Common Stock of the Company as a class on an as-converted basis on all matters for which shareholder approval is required or sought by the Company.

(b)           The affirmative vote at a meeting duly called and held for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required (i) for any change to this Certificate of Designation or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock, (ii) for the issuance of shares of Series D Preferred Stock other than pursuant to the Series D Preferred Stock Purchase Agreement, provided, however, that nothing hereunder shall prevent or limit the Company from issuing shares of Series D Preferred Stock in exchange for the conversion of the Company’s debt as contemplated by such Stock Purchase Agreement; or (iii) for the Company to authorize, create, issue or increase the authorized or issued amount of any class or series of stock, which shares rank senior to, or have preference, privilege or priority to, the Series D Preferred Stock. Notwithstanding the foregoing to the contrary, no such affirmative vote or written consent pursuant to this Section 6 shall be required for the events set forth in this Section 6(b) in the event of a closing of a liquidation, dissolution, or winding up of the Company which would result in payment to the holders of Series D Preferred Stock of the Series D Liquidation Preference Amount.

(c)           Any of the designations, powers, preferences, rights, privileges or provisions of this Certificate of Designation may be waived by the Board of Directors of the Company and the affirmative vote at a meeting duly called and held for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock.

7.           Lost or Stolen Certificates.  In the event that a share certificate representing shares of Series D Preferred Stock to be converted has been lost or destroyed, and upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Series D Preferred Stock Certificates representing the shares of Series D Preferred Stock, and, in the case of loss, theft or destruction, the receipt by the Company of any indemnification undertaking by the holder in a form satisfactory to the Company, and, in the case of mutilation, upon surrender and cancellation of the Series D Preferred Stock Certificate(s), the Companyshall execute and deliver new Series D Preferred Stock Certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Series D Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series D Preferred Stock into Common Stock.

8.           Equitable Ownership.  On the date of the occurrence of a Voluntary Conversion Date, each holder of record of shares of Series D Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series D Preferred Stock shall not have been surrendered at the office of the Company, that notice from the Company shall not have been received by any holder of record of shares of Series D Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. The Company shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series D Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series D Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Company or other event, the conversion may, at the option of any holder tendering Series D Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series D Preferred Stock shall not be deemed to have converted such Series D Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

9.           Dividends.

(a)           Holders of Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, either out of funds legally available therefor or through the issuance of shares of the Company’s Common Stock, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the earlier of December 31, 2009, or any Conversion Date, cumulative dividends on the Series D Preferred Stock at the rate per share (as a percentage of the Original Issue Price per share, as the case may be) equal to eight percent (8%) per annum, payable in cash or shares of Common Stock at the sole discretion of the Company.  If a dividend is paid in shares of Common Stock of the Company, the number of shares to be issued shall be based on the average per share market price of the Common Stock for the 14-day period immediately preceding the applicable accrual date (i.e., March 31, June 30, September 30, or December 31, as the case may be).  Dividends hereunder shall be paid quarterly, no later than the thirtieth (30th) day following the end of the accrual period.  The Company may pay, at its option, accrued dividends at any time while the Series D Preferred Stock remains outstanding.  The Company shall pay all accrued and unpaid dividends within thirty (30) days following either (a) the conversion of all of the Series D Preferred Stock or (b) the redemption by the Company of all of the remaining outstanding shares of Series D Preferred Stock.  Dividends on the Series D Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Issuance Date, and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.  The person holding the Series D Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series D Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.  Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series D Preferred Stock, such payment shall be distributed ratably among the Holders of the Series D Preferred Stock based upon the number of shares then held by each Holder in proportion to the total number of shares of Series D Preferred Stock then outstanding.

(b)           Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends on the Series D Preferred Stock (and must deliver cash in respect thereof) if:  (i)  the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is either insufficient to issue such dividends in shares of Common Stock or the Company has not duly reserved for issuance in respect of such dividends a sufficient number of shares of Common Stock, or (ii) the Company shall have failed to timely satisfy its obligations pursuant to any Conversion Notice.

10.           Optional Redemption.

(a)           At any time on or after December 1, 2010, the Company shall have the right, exercisable at its option, to redeem from funds legally available therefor all or any portion of the then-outstanding and unconverted shares of the Series D Preferred Stock at a price equal to the Redemption Price (defined below) multiplied by the Applicable Percentage (defined below).  Any redemption of less than all of the Series D Preferred Stock shall be pro rata among the holders of the Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each holder of record at the time of such partial redemption.  Any redemptions pursuant to this Section 9(a) shall be effected by the delivery of a notice to each holder of Series D Preferred Stock to be redeemed, which notice shall indicate the number of shares of Series D Preferred Stock of each holder to be redeemed and the date that such redemption is to be effected, which shall be the twentieth (20th) business day after the date such notice is deemed delivered (the “Optional Redemption Date”).  All redeemed shares of Series D Preferred Stock shall cease to be outstanding and shall have the status of authorized but unissued preferred stock.  The Redemption Price under this Section shall be paid in cash on the Optional Redemption Date.

(b)           If any portion of the Redemption Price is not paid by the Company on or prior to the Optional Redemption Date, the redemption shall be declared null and void, and the issuer will lose its redemption rights under this Section 10.

(c)           The Redemption Price for each share of Series D Preferred Stock shall be an amount equal to the Original Issue Price per share multiplied by One hundred twenty (120) percent.

(d)           Notwithstanding the foregoing, upon receipt of a Redemption Notice, but prior to the Redemption Date stated in such Notice, the holder of the Series D Preferred Stock may give notice of a Voluntary Conversion and convert its shares of Series D Preferred Stock into Common Stock; provided, however, that such conversion shall be effected no later than ten (10) business days from the date of notice of Voluntary Conversion given under this Section.

11.           Remedies, Characterizations, Other Obligations. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

12.           Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series D Preferred Stock and shall not be construed against any person as the drafter hereof.

13.           Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series D Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 28th day of March, 2011.

SECUREALERT, INC.

By:	/s/ David Derrick
Name:	David Derrick
Title:	Chief Executive Officer

EXHIBIT I

SECUREALERT, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock of SecureAlert, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series D Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), of SecureAlert, Inc., a Utah corporation (the “Company”), indicated below into shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

The Common Stock has been sold pursuant to the Registration Statement: YES o NO o

Please confirm the following information:

Conversion Ratio:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:
Dated: